Exhibit 10.41
NiSource Inc.

20__ Omnibus Incentive Plan

20__ Cash Based Award Agreement

This Cash-Based Award Agreement (the “Agreement”), is made and entered into as of _____ 20__ (the “Date of Grant”), by and between NiSource Inc., a Delaware corporation (the “Company”), and ___________, an Employee of the Company (the “Grantee”).

Section 1.  Cash-Based Award. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, an Award of $__________________as a Cash-Based Award. The Cash-Based Award may be recorded as a bookkeeping entry (the “Cash-Based Account”) of the Company.

Section 2. Grantee Accounts. If determined to be desirable by the Company, the amount of the Cash-Based Award pursuant to this Agreement will be credited to the Grantee’s Cash-Based Account and each Cash-Based Account will be maintained on the books of the Company until full payment of the balance thereof has been made to the Grantee (or the Grantee’s beneficiaries or estate if the Grantee is deceased) in accordance with Section 1 above. No funds shall be set aside or earmarked for any Cash-Based Account, which, if utilized, shall be purely a bookkeeping device.

Section 3.  Vesting and Lapse of Restrictions.

(a)
Vesting. Subject to the forfeiture conditions described later in this Agreement, the Cash-Based Award shall vest as set forth on Schedule A, attached hereto, provided that the Grantee is continuously employed by the Company through and including the vesting dates as described on Schedule A. Except as set forth in subsection (b) hereof, if Grantee’s Service is terminated for any reason prior to the applicable Vesting Date(s) (as defined on Schedule A), any unvested portion of the Cash-Based Award subject to this Agreement shall immediately terminate and be automatically forfeited by Grantee.

(b)
Effect of Termination of Service Prior to Vesting. Notwithstanding the foregoing, in the event that the Grantee’s Service terminates prior to the Vesting Date as a result of (i) the Grantee’s death or (ii) the Grantee’s Disability, any remaining vesting conditions set forth in subsection (a) above shall lapse with respect to a pro rata portion of any remaining unvested portion of such Cash-Based Award on the date of termination of Service. Such pro rata lapse of the remaining vesting conditions shall be determined using a fraction, where the numerator shall be the number of full or partial calendar months elapsed between the Date of Grant and the date the Grantee terminates Service, and the denominator shall be the number of full or partial calendar months between the Date of Grant and the final Vesting Date. In addition, notwithstanding the foregoing, in the event that the Grantee’s Service terminates prior to the Vesting Date as a result of the termination of the Grantee’s Service by the Company without Cause, any remaining vesting conditions set forth in subsection (a) above shall lapse with respect to one-hundred percent (100%) of any remaining unvested portion of such Cash-Based Award on the date of termination of Service.

(c)	Change in Control. Notwithstanding the foregoing provisions, in the event of a Change in Control, the Cash-Based Award under this Agreement shall be subject to the Change in Control

Provisions set forth in the Plan. In the event of any conflict between the Plan and this Agreement, the Plan shall control.

Section 4. Payment of Cash Amount. Once the Cash-Based Award has vested under this Agreement, the Company will deliver the total amount in the Cash-Based Account of the Grantee, without interest or any other appreciation factor, within 60 days following the Vesting Date, or if earlier, the Grantee’s termination of service in accordance with Section 3(b). Notwithstanding the foregoing, to the extent any portion of the Cash-Based Award is subject to Code Section 409A, if any portion of the Cash-Based Award vests prior to the Vesting Date in connection with a Grantee’s “separation from service” within the meaning of Code Section 409A and the Grantee is a “specified employee” within the meaning of Code Section 409A at the time of such separation from service, that portion of the Cash-Based Award will be paid on the first business day after the date that is six (6) months following the date of the Grantee’s separation from service (or if earlier, the Grantee’s date of death). The payment of the Cash-Based Award shall be subject to payment of the applicable withholding tax liability and the forfeiture provisions of this Agreement. If the Grantee dies before the Company has distributed any portion of the vested Cash-Based Award, the Company will transfer any amount payable with respect to the vested Cash-Based Award in accordance with the Grantee’s written beneficiary designation or to the Grantee’s estate if no written beneficiary designation is provided.

Section 5.  Withholding of Taxes. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

Section 6. Restriction on Transferability. Except as otherwise provided under the Plan, until the Cash-Based Award has vested under this Agreement, the right to the value of the Cash-Based Award granted herein and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise), other than by will or the laws of descent and distribution. Any attempted transfer in violation of the provisions of this paragraph shall be void, and the purported transferee shall obtain no rights with respect to such Cash-Based Award.

Section 7. Grantee’s Rights Unsecured. The right of the Grantee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Grantee nor his or her beneficiary shall have any rights in or against any amounts credited to the Grantee’s Cash-Based Account or any other specific assets of the Company. All amounts credited to the Grantee’s Cash-Based Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes, as it may deem appropriate.

Section 8.  No Rights as Employee. Nothing in this Agreement or the Award shall confer upon the Grantee any right to continue as an Employee of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Service at any time.

Section 9.  Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the following address: Corporate Secretary, NiSource Inc., 801 East 86th Avenue, Merrillville, IN 46410-6271, or at such other address as the Company may designate by notice to the Grantee. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

Section 10.  Administration. The administration of this Agreement, including the interpretation and amendment or termination of this Agreement, will be performed in accordance with the Plan. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of this Agreement shall be conclusive, final, and binding on all persons. This Agreement at all times shall be governed by the Plan, which is incorporated in this Agreement by reference, and in no way alter or modify the Plan. All capitalized terms used in this Agreement and not defined herein shall have the meaning set forth in the Plan. To the extent a conflict exists between this Agreement and the Plan, the provisions of the Plan shall govern. Notwithstanding the foregoing, if subsequent guidance is issued under Code Section 409A that would impose additional taxes, penalties, or interest to either the Company or the Grantee, the Company may administer this Agreement in accordance with such guidance and amend this Agreement without the consent of the Grantee to the extent such actions, in the reasonable judgment of the Company, are considered necessary to avoid the imposition of such additional taxes, penalties, or interest.

Section 11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, without giving effect to the choice of law principles thereof.

Section 12. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Restricted Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 13. Entire Agreement; Code Section 409A Compliance. This Agreement and the Plan contain the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement is pursuant to the terms of the Company’s 20__ Omnibus Incentive Plan, as amended (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definition of capitalized terms contained in the Plan, and including the Code Section 409A provisions of the Plan. This Agreement shall be interpreted in accordance with Code Section 409A including the rules related to payment timing for “specified employees” within the meaning of Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules. If the Grantee is unexpectedly required to include in the Grantee’s current year’s income any amount of compensation relating to the Cash-Based Award because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Grantee may receive a distribution of cash in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Award to be granted, and the Grantee has accepted this Award, as of the date first above written.

NiSource Inc.

By:

Its:

GRANTEE

By: ____________________________________________
[____________]

SCHEDULE A